Exhibit 3.13

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TFI HOLDINGS, INC.

THE UNDERSIGNED certifies as follows:

1. I am the duly elected and acting Chairman and Chief Executive Officer of TFI Holdings, Inc., a Delaware corporation. The date of filing of the corporation’s original certificate of incorporation with the Delaware Secretary of State was January 25, 2001.

2. Resolutions amending and restating the corporation’s Certificate of Incorporation were approved by the corporation’s Board of Directors and by the holders of a majority of the outstanding shares of Common Stock by written consent in lieu of a meeting, all in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and notice has been given to the non-consenting stockholders, if any, in accordance with the provisions of Section 228(e) of the Delaware General Corporation Law.

3. The Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the corporation is TFI Holdings, Inc.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company (New Castle County).

ARTICLE 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4

A. The total number of shares of capital stock which the corporation will have authority to issue is Fifteen Million (15,000,000) shares, $0.0001 par value per share, consisting of (i) Ten Million (10,000,000) shares of Common Stock; and Five Million (5,000,000) shares of Preferred Stock.

B. The Board of Directors may divide any or all classes of shares into series, and may fix and determine the voting power, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each series so established. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior 10, those of any present or future series of common or preferred shares.

C. One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock are hereby designated as Series A Preferred Stock. The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are as follows:

1. Dividends. The holders of Series A Preferred Stock will be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Common Stock) on the Common Stock, at the annual rate of 10% of $1.00 per share of Series A Preferred Stock (the “Series A Issue Price”), payable quarterly on the first day of January, April, July and October of each year. Such dividends will accrue on each share from the date of issuance or such earlier or later dare specified by the Board of Directors and will accrue from day to day, whether or not earned or declared. Such dividends will be cumulative so that, except as provided below, if dividends in respect of any previous or current quarterly dividend period at the annual rate specified above have not been paid, the deficiency will first be fully paid before any dividend or other distribution is paid on or declared and set apart for the Common Stock. Any accumulation of dividends on the Series A Preferred Stock will not bear interest. Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever (other than dividends payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Common Stock) will be paid or declared, and no distribution will be made, on any Common Stock; and (ii) no Common Stock will be purchased, redeemed, or acquired by the corporation and no funds will be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition of Common Stock; provided, however, that this restriction will not apply to the repurchase of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to any stockholders agreement under which the corporation has the option or obligation to repurchase such shares upon the occurrence of certain events, such as termination of employment.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntarily or involuntarily, the holders of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Series A Issue Price and (ii) all accrued but unpaid dividends on such share. If, upon the occurrence of such event, the assets and funds distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of such preferential amounts, then the entire assets and funds of the corporation legally available for distribution will be distributed ratably among the holders of the Series A Preferred Stock in proportion to the number of such shares owned by each such holder. Upon distribution of such preferential amount to the holders of Series A Preferred Stock, the remaining assets of the corporation available for distribution will be distributed to the holders of the Common Stock.

3. Redemption. The corporation may, at any time and from time to time, redeem the whole or any part of the outstanding Series A Preferred Stock for a redemption price per share equal to the sum of (i) the Series A Issue Price and (ii) all accrued but unpaid dividends on such share, upon 30 days written notice to the holders of the Series A Preferred Stock. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares to be redeemed will be redeemed ratably among the holders of the Series A Preferred Stock in proportion to the number of such shares owned by each such holder. The holders of shares of Series A Preferred Stock called for redemption will not, from and after the date fixed for the redemption of such stock, possess or exercise any rights as stockholders of the corporation except the right to receive from the corporation the redemption price of such shares without interest, upon the surrender thereof. Shares of Series A Preferred Stock called and redeemed may not be reissued but will be canceled.

4. Voting Rights. Except as otherwise provided in this certificate of incorporation or as otherwise required by law, the holders of Series A Preferred Stock will have no right to vote for the election of directors or for any other purpose and will not be entitled to receive notice of any meeting of stockholders and all voting rights will he vested exclusively in the holders of Common Stock.

5. Protective Provision. So long as any Series A Preferred Stock is outstanding, the corporation may not, without the approval by vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, alter the rights, preferences, or privileges of the Series A Preferred Stock so as to affect adversely such shares.

ARTICLE 5

The Board of Directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation, but the stockholders may make additional bylaws and alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE 6

The number of directors will be determined by the Board of Directors in accordance with the Bylaws of the corporation. A director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office in accordance with the Bylaws of the corporation.

ARTICLE 7

The corporation will indemnify to the fullest extent authorized or permitted by the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign (“Indemnified Party”), against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by the Indemnified Party in connection with any action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The corporation will advance expenses incurred by such Indemnified Party in defending such civil or criminal action, suit or proceeding to the fullest extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such Indemnified Parry to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified by the corporation as authorized by Section 145 of the Delaware General Corporation Law.

ARTICLE 8

A director will have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, however; the foregoing provision will not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit No amendment, modification or repeal of this paragraph (including any amendment or repeal of this paragraph made by virtue of any change in the Delaware General Corporation Law after the date hereof) will adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal on account of any action taken or any Mute to act by such director prior to such time.

ARTICLE 9

The corporation will not be governed by Section 203 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on behalf of the corporation and under penalties of perjury as of the 4th day of February, 2004.

CERTIFICATE OF MERGER

OF

GREEN FUEL MERGER COMPANY, INC.

INTO

TFI HOLDINGS, INC.

********

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION

TFI Holdings, Inc.	Delaware

Green Fuel Merger Company, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is TFI Holdings, Inc., a Delaware corporation.

FOURTH: That, pursuant to the Agreement and Plan of Merger, the Certificate of Incorporation of the surviving corporation shall be amended and restated in its entirety to read as set forth on Exhibit A and as so amended and restated shall be the Certificate of Incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 4301 W. Jefferson Street, Phoenix, Arizona 85043.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That this Certificate of Merger shall be effective immediately upon filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Merger has been duly executed as of the 27th day of June, 2006 by a duly authorized officer of the surviving corporation.

TFI HOLDINGS, INC., a Delaware corporation

By:	/s/ William Newton
Name:	William Newton
Title:	President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TFI HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is TFI Holdings, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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